AGREEMENT

            AGREEMENT made this fifteenth day of July 1996, between Gerald L. Klaben, Jr. ("Executive") and Resort Funding, Inc. (the "Company").

                                    RECITALS

            WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such agreement;

            WHEREAS, the Company recognizes that the possibility of a change in control of the Company exists and that such possibility creates an uncertainty on the part of Executive whether to accept employment;

            WHEREAS, the Board of the Company has determined that it is in the best interest of the Company and its stockholder to induce Executive to accept employment and to ensure Executive's continued availability to the Company in the event of a change of control; and

            WHEREAS, Executive is willing to be employed by the Company on the terms, covenants and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and mutual convenants contained herein and for other good and valuable consideration, the parties agree as follows:

                                    Section I

                                   EMPLOYMENT

            The Company hereby employs, engages and hires Executive as Chief Financial Officer, and Executive hereby accepts and agrees to such hiring, engagement, and employment subject to the general supervision and pursuant to the orders and direction of the President of the Company. In such capacity, Executive shall have the customary powers, responsibilities and authority of other persons having similar positions at companies of the same size, type and nature of the Company as they exist from time to time, and such other duties and authority as shall be determined from time to time by the Board of Directors of the Company or its designee.

                                   Section II

                               TERM OF EMPLOYMENT

            The term of this Agreement shall be for a period commencing July 15, 1996 through July 16, 1999, subject, however, to prior termination as hereinafter provided. The term of this Agreement shall renew automatically for one (1) year periods unless either party elects not to renew the Agreement, in writing, ninety (90) days prior to the expiration of the term or any renewal term.

                                   Section III

                            BEST EFFORTS OF EMPLOYEE

            Executive agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith and that he will at all times faithfully, industriously, and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms hereof, and to the reasonable satisfaction of the Company. Nothing in this Agreement shall preclude Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs, from managing his personal investments, or from serving, subject to approval of the Board of the Company, as a member of a board of directors or as a trustee of other companies, associations or entities.

                                   Section IV

                            COMPENSATION OF EMPLOYEE

            Company shall pay Executive and Executive shall accept from Company in full payment of Executive's services hereunder, compensation at the initial annual base salary rate of One Hundred Twenty-Five Thousand ($125,000) dollars, increased on each July 15 by the urban consumer price index for the preceding twelve-month period as published by the United States government (such amount, as adjusted, the "Base Salary"). In addition, Executive will receive additional annual compensation of One Thousand Five Hundred ($1,500) dollars for coverage of medical premiums, which sum shall be increased only in the event of an increase in medical premiums by the amount of the medical premium increase.


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

            In addition to the Base Salary, Executive will be eligible to receive, subject to discretion of the Board of Directors, additional bonuses, incentive compensation, and equity participation based on the overall performance and contribution to the Company. As of the date hereof, Executive shall have the right to participate in the Company's pension, profit-sharing, and retirement plans (including a Section 401(k) plan) in accordance with applicable law and Company policy on the same basis as those benefits are generally made available to senior executives of the Company.

                                    Section V

                                OTHER EMPLOYMENT

            Executive shall devote sufficient amount of his time, attention, knowledge, and skills to the business and interest of Company and Company shall be entitled to all of the benefits, profits or other issues arising from or incident to all work, services, and advice of Executive. Executive may not, during the term hereof, have a financial interest directly or indirectly in any manner as partner, officer, director, stockholder, advisor, employee, or in any other capacity or in any other business that is similar to Company's business or any allied trade.

                                   Section VI

                     RECOMMENDATION FOR IMPROVING OPERATIONS

            Executive shall make available to Company all information of which Executive shall have any knowledge and shall make all suggestions and recommendations that will be of mutual benefit to Company and himself.

                                   Section VII

                            CONFIDENTIAL INFORMATION

            During the period commencing on the date hereof and following the date Executive's employment with the Company terminates, Executive shall not, unless and to the extent that the Company (and their successors and assigns) otherwise have consented in writing, divulge, disclose or make accessible to any other person, firm, partnership, corporation, association or other entity any Confidential Information pertaining to the Company's business


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

(including that of its subsidiaries), except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction or an individual duly appointed thereby, by any administrative body or legislative body (including a committee thereof) having supervisory authority over such business, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company and its subsidiaries that is not otherwise available to the public. Confidential Information shall also include any such information which has become publicly available through any breach of fiduciary duty. Executive agrees that upon termination of his employment with the Company, for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters, and other data and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries.

                                  Section VIII

                                BUSINESS EXPENSES

            Company shall reimburse Executive for all reasonable business expenses pertaining to Executive's duties provided that Executive submits to Company an expense report in which Executive has recorded at or near the time of the expenditure:

      1.    the amount of the expenditure;

      2. the time, place and nature of the travel or entertainment expense or the date and description of the gift;

      3. the business reason for the expense and the business benefit derived or expected to be derived therefrom;

      4. the names, occupations, and other data concerning individuals entertained or given gifts sufficient to establish their business relationship to Company, and,

      5. that all such expenses shall be in such form and in such manner to be deductible expense acceptable to the Internal Revenue Service.


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

            Company supporting documents such as receipts or paid bills sufficient to establish the amount, date, place and essential character of any expenditure.

                                   Section IX

                      VACATION, MEDICAL, AND LIFE INSURANCE

            Executive shall receive three (3) weeks vacation with pay each year during the term of the Agreement until the Executive has worked for the company for a period of five (5) years after which time he shall receive four (4) weeks paid vacation. Executive will be entitled to the annual vacation time on the first day of each contract year, beginning with the first day of employment. Upon termination of this Agreement, as provided in Section XII or Section XIII, Executive shall be paid any accrued vacation time within thirty (30) days of the effective date of Executive's termination. Executive shall be prohibited from taking all vacation at once without the prior permission of Company. Unused vacation time will accrue from year to year as per Company policy, which currently permits employees to carry over up to one week of unused vacation into the first quarter of the succeeding year. During the Executive's second year of employment, he shall be permitted to use up to two weeks of vacation time, if any, that he may not have used during his first year of employment.

            Executive shall receive family medical coverage from the Company, at a cost as provided to all other employees. This coverage will begin on the first day of employment and shall not include any "waiting" period. The Executive, at his sole option and expense, may elect to enroll in the Company's provided dental coverage.

            The Company shall pay for and provide Life Insurance for the Executive. The amount of Life Insurance coverage shall be the greater of $350,000 dollars or the greatest amount of coverage provided to any of the company's Officers or Directors.

                                    Section X

                                     OFFICE

            Company shall furnish Executive with an office, personal computer and secretarial services commensurate with Executive's title and position with the Company at its headquarters, presently at Two Clinton Square, Syracuse, New York.


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

                                   Section XI

                                 INDEMNIFICATION

            The Company will indemnify Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by the laws of the State of Delaware, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the effective date of this Agreement, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded greatest protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director), against all costs, charges, and expenses whatsoever incurred or sustained by him or his legal representatives (including, but not limited to, any judgement entered by a court of law) at the time such costs, charges, and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been an officer or employee of the Company, or any subsidiary of the Company, or his serving or having served any other enterprise as a director, officer, or employee at the request of the Company; provided, however, that the Company shall not indemnify Executive with respect to any act or acts (or failure to take action) which constitute grounds for termination for Cause under Section XIII hereof. Executive's rights under this Section XI shall continue without time limit for so long as he may be subject to any such liability, whether or not his term of employment may have ended.


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

                                   Section XII

                                   TERMINATION

            Anything in this Agreement to the contrary notwithstanding, Executive may have the unconditional right to terminate this Agreement by giving thirty (30) days' written notice to Company at the office of the place of Employment. If Executive shall terminate this Agreement pursuant to the provisions of this Section, Company's liability and obligations under this Agreement shall cease and terminate on the effective date of Executive's termination. Such date of termination of employment, whether voluntarily by the Executive or for Cause pursuant to Section XIII, shall be known as the "Termination Date."

                                  Section XIII

                    TERMINATION AND DISCHARGE FOR CAUSE ONLY

            Company may discharge Executive and thereby terminate this Agreement for "Cause," which for purposes of this Agreement shall mean (i) gross insubordination or malfeasance of employee, (ii) Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (iii) a breach of the non-competition or confidentiality provisions contained in this Agreement; (iv) dishonesty in the performance of Executive's duties hereunder, or (v) an act or acts by Executive that would constitute a misdemeanor involving moral turpitude or a felony under the laws of the United States or any State thereof. If Executive is terminated for Cause, he shall be entitled to receive his Base Salary through the Termination Date. All other benefits due Executive following the Termination Date pursuant to this Section XIII shall be determined in accordance with the plans, policies and practices of the Company. The confidentiality obligations under Section VII shall continue in full force and effect following the Termination Date pursuant to this Section XIII.


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

                                   Section XIV

                            TERMINATION WITHOUT CAUSE

            If prior to 16 July 1998 Executive resigns for Good Reason or is terminated by the Company for any reason other than for Cause, then Executive shall be entitled to receive a cash lump sum severance amount equal to (i) the remaining Base Salary due through the end of the term of the Agreement, excluding any cost of living adjustments, and any other accrued monies due pursuant to this Agreement or (ii) 150% multiplied by Executive's then-current Base Salary, if such amount is greater than the lump sum payment under (i) above. If such resignation or termination occurs on or after 16 July 1998 but before 16 July 1999, Executive shall be entitled to receive a cash lump sum severance amount equal to the remaining Base Salary payable under this Agreement to 16 July 1999 plus 50% multiplied by Executive's then-current Base Salary. Following the third anniversary hereof, Executive shall receive a cash lump sum severance of 50% multiplied by Executive's then-current Base Salary as full settlement of the Company's obligations to him.

            Executive understands and agrees that he shall not be entitled to any further notice or compensation upon the termination of this Agreement other than the amounts specified in this paragraph. Executive shall not have any obligation to seek comparable employment following such termination or resignation, and any payment hereunder shall not be offset by compensation Executive earns with a new employer or from self-employment. However, in no event shall Executive be entitled to any payment hereunder if he resigns on account of retirement, or if his employment terminates as a result of death or total disability.

            "Good Reason" shall mean the resignation of Executive from employment by the Company as a result of a reduction in his Base Salary, a "Change of Control," or a substantial diminution in his duties, responsibilities or reporting responsibility (unless due to a promotion), without his express prior written consent.

            A "Change of Control" shall be deemed to occur if (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Richard C. Breeden as Trustee in bankruptcy of the Bennett Companies, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the


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

Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the "beneficial owner" of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period provided in such Rule), directly or indirectly, of securities representing 50% or more of the combined voting power of the Company's or its parent's then-outstanding securities or (ii) the Company shall consolidate, merge or exchange securities with any other entity. Notwithstanding the foregoing, however, a Change of Control shall not be deemed to occur merely by reason of an acquisition of Company securities by, or any consolidation, merger, or exchange of securities with, any entity that, immediately prior to such acquisition, consolidation, merger or exchange of securities, was a corporation of which the Company owned directly or indirectly 95% of the capital stock or was an unincorporated entity with respect to which the Company has, directly or indirectly, an equivalent degree of ownership.

                                   Section XV

                     NOTICE AND PAYMENT DUE UPON TERMINATION

            In the event the Company determines that Cause exists, it shall notify Executive, who may be terminated for Cause upon thirty (30) days prior notice. Termination shall be effected by a majority vote or the Board (excluding Executive) at a meeting at which Executive shall have had the opportunity (along with his counsel) to be heard, unless within fifteen (15) days after receiving such notice, Executive shall have cured Cause to the reasonable satisfaction of the Board. Executive shall cooperate to cause any valid Board meetings to occur.

            Notice of Good Reason shall be given at least 45 days prior to the intended Termination Date during which the Company shall have the opportunity to cure the Good Reason during the first thirty (30) days of such notice period. If notice is not given within 45 days after the event giving rise to Good Reason, such Good Reason shall be deemed waived.

            If this Agreement is terminated for any reason, Company shall only be liable to pay Executive his salary earned to the Termination Date and any accrued vacation pay as defined in Section X. Any bonus payment or additional payment that has been accrued and unpaid shall


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

be paid on the effective date of Executive's termination. In no event shall Executive be entitled to any severance if he resigns without Good Reason or is terminated by the Company for Cause.

                                   Section XVI

                         LIQUIDATION, COMPANY RELOCATION

            If the company is liquidated through Chapter 7 bankruptcy or for any other reason, the Executive will be paid in full 60 days following bankruptcy filing or notice of liquidation. The Executive will be paid the remaining compensation due through the end of the term, including any annual increases not yet invoked, and any other accrued monies due pursuant to Section XIV or any other sections within this Agreement. In addition, if the Company is liquidated for any reason, the Executive's obligations hereunder will cease and terminate.

            If the company relocates its offices outside of Onondaga County in the State of New York, the Executive, at his option, may terminate this Agreement pursuant to the notification clause contained within Section XII and will be paid the remaining compensation due through the end of the term, including any annual increases not yet invoked, and any other accrued monies due pursuant to Section XIV or any other sections within this Agreement.

                                   Section XVI

                           MODIFICATION & INTEGRATION

            No waiver or modification of this Agreement or of any covenant condition or limitation herein contained shall be valid unless in writing and duly executed by both parties herein. This Agreement contains the complete agreement concerning the Employment arrangement between the parties and shall as of the effective date hereof, supersede all other agreements between the parties.

                                  Section XVII

                           SEVERABILITY & SURVIVORSHIP

            All terms and conditions herein are severable and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenant were not contained herein. In addition, the Company shall bear,


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

or reimburse Executive for, all reasonable legal fees incurred in the enforcement of the rights under this Agreement. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

                                  Section XVIII

                                      LEGAL

            In any action hereunder, the parties consent to personal jurisdiction and venue in the Supreme Court of the State of New York, County of Onondaga.

            IN WITNESS WHEREOF, the parties executed this Agreement on the date first above written.

RESORT FUNDING, INC.


By /s/ Paul S. Atkins
  --------------------------------------
       Paul S. Atkins
       President


       /s/ Gerald L. Klaben Jr.
       ---------------------------------
           Gerald L. Klaben, Jr.

Approved and ratified by Thomas J. Hamel, sole director of Resort Funding, Inc., as of the date first hereinabove written.


       /s/ Thomas J. Hamel
       ---------------------------------
           Thomas J. Hamel


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